UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  July 29, 2010

Frontier Communications Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-11001	06-0619596
(Commission File Number)	(IRS Employer Identification No.)

3 High Ridge Park, Stamford, Connecticut	06905
(Address of principal executive offices)	(Zip Code)

(203) 614-5600
(Registrant’s telephone number, including area code)

_________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 29, 2010, the Compensation Committee (the “Committee”) of the Board of Directors of Frontier Communications Corporation (the “Company”) approved certain changes to the compensation of the Company’s current named executive officers following the closing of the Company’s acquisition of local wireline operations from Verizon Communications Inc. in 14 states on July 1, 2010.  With the addition of the Verizon lines, which tripled the size of the Company, the Company now has approximately 6 million access lines, 1.7 million broadband connections and 14,800 employees in 27 states.  On a pro forma basis, the combined company’s revenues would have been approximately $6.1 billion for the year ended December 31, 2009.

The Committee approved base salary increases for each of the named executive officers, other than Mary Agnes Wilderotter, the Company’s Chairman, President and Chief Executive Officer, effective August 1, 2010, to reflect the materially increased size of the Company and the resulting increased scope, responsibility and complexity of the officers’ roles following the Verizon transaction.  In conjunction with these increases, the Committee determined that the named executive officers would not be awarded merit increases to their base salaries in 2011.

The Committee also approved retention and transaction bonuses for the named executive officers in connection with the successful closing of the Verizon transaction based on the contributions the officers made in achieving key milestones towards the closing of the Verizon transaction, including due diligence, shareholder approval, financing, system cut-overs, and regulatory approvals from states, local franchise authorities and the Federal Communications Commission.  The bonuses also reflect executive officer contributions to the strategic alternatives process used to chart the future direction of the Company that pre-dated the Verizon transaction.  The retention and transaction bonuses for the named executive officers other than Mrs. Wilderotter will be paid one-half in cash in August 2010 and one-half in restricted stock, provided that each such officer will have the option of electing to receive all or any part of the cash portion of the bonus in unrestricted shares of Company common stock.  For Mrs. Wilderotter, the bonus will be paid $750,000 in cash in August 2010 and $2.0 million in restricted stock.

The restricted stock portion of the bonuses serves as a retention tool for each of these officers.  The restrictions on these stock grants will lapse one-third each year beginning on the first anniversary of the date of grant (July 29, 2010).  This aligns the vesting schedule of the restricted stock portion of the bonus with the Company’s integration timeline for the acquired properties.

The salary increases and bonus awards for each named executive officer, other than Mrs. Wilderotter, were approved by the Compensation Committee based in part upon recommendations from Mrs. Wilderotter and the Committee’s own assessment of the contributions of each of the officers.  With respect to the retention and transaction bonus awarded to Mrs. Wilderotter, the Compensation Committee reviewed its recommendation with the other non-management directors before finalizing its decision.

The salaries and retention and transaction bonus awards for the Company’s named executive officers were as follows:

		Retention and Transaction Bonuses
Name	Salary as of August 1, 2010 (1)	Cash Award	Restricted Stock Award (2)
	($)	($)	(#)

Mary Agnes Wilderotter	$1,000,000	$750,000	259,235
Donald R. Shassian	$500,000	$500,000	64,809
Daniel J. McCarthy	$400,000	$400,000	51,847
Cecilia K. McKenney	$325,000	$300,000	38,885
Peter B. Hayes	$315,000	$125,000	16,202

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(1)    Includes increases as discussed above.

(2)	Restricted stock awards vest in three equal annual installments commencing one year after the grant date (July 29, 2010).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRONTIER COMMUNICATIONS CORPORATION

Date: August 4, 2010	By:/s/ Robert J. Larson
Robert J. Larson
Senior Vice President and
Chief Accounting Officer